Exhibit 23.2


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the reference to our firm under the caption "Experts" in the Joint Proxy Statement/Prospectus of Philadelphia Suburban Corporation and Consumers Water Company which is made part of this Registration Statement (333-63237) amended on September 21, 1998 for the registration of shares of Philadelphia Suburban Corporation and to the incorporation by reference therein of our report dated February 5, 1998, with respect to the consolidated financial statements of Consumers Water Company and Subsidiaries included in its Annual Report on Form 10-K for the year ended December 31, 1997, filed with the Securities and Exchange Commission.







                                            /s/ ARTHUR ANDERSEN LLP
                                            ---------------------------------



Boston, MA
September 21, 1998